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                                                                      EXHIBIT 12

                      COMSAT CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (Dollar amounts in thousands)


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
                                                  QUARTER ENDED
                                                    MARCH 31,                           YEAR ENDED DECEMBER 31,
                                               --------------------  -------------------------------------------------------------
                                                 1995       1994        1994         1993         1992         1991        1990
                                               ---------  ---------  -----------  -----------  -----------  -----------  ---------
Income (loss) from continuing operations
 before income taxes, extraordinary items and
 cumulative effect of accounting changes.....  $  22,911  $  31,959  $   127,321  $   137,661  $    83,263  $   118,566  $  (5,767)
Add (subtract):
  Interest on indebtedness (net of amount
   capitalized)..............................      8,875      6,152       25,278       23,684       26,311       19,931      7,339
  Other interest expense (1).................     --         --          --           --             1,263        3,195      3,074
  Portion of rents representative of the
   interest factor...........................        894      1,141        4,191        4,007        2,124        1,837      1,351
  Undistributed income of less-than-fifty
   percent owned investments.................       (322)      (535)      (1,340)      (1,541)         (64)         (35)    --
  Equity losses of less-than-fifty percent
   owned investments.........................        525         61          561          154          136          182     --
  Minority interest share of losses of
   majority-owned subsidiaries...............       (716)    --             (605)     --            (1,160)      (3,577)    (3,721)
  Amortization and write off of previously
   capitalized interest......................      6,011      5,985       24,134       21,132       20,035       20,821     16,594
                                               ---------  ---------  -----------  -----------  -----------  -----------  ---------
Income as adjusted...........................  $  38,178  $  44,763  $   179,540  $   185,097  $   131,908  $   160,920  $  18,870
                                               ---------  ---------  -----------  -----------  -----------  -----------  ---------
                                               ---------  ---------  -----------  -----------  -----------  -----------  ---------
Fixed charges:
  Interest on indebtedness...................  $  14,751  $  11,892  $    48,940  $    45,881  $    46,792  $    47,328  $  38,171
  Other interest expense (1).................     --         --          --           --             1,263        3,195      3,074
  Portion of rents representative of the
   interest factor...........................        894      1,141        4,191        4,007        2,124        1,837      1,351
                                               ---------  ---------  -----------  -----------  -----------  -----------  ---------
Total fixed charges..........................  $  15,645  $  13,033  $    53,131  $    49,888  $    50,179  $    52,360  $  42,596
                                               ---------  ---------  -----------  -----------  -----------  -----------  ---------
                                               ---------  ---------  -----------  -----------  -----------  -----------  ---------
RATIO OF EARNINGS TO FIXED CHARGES (2).......        2.4        3.4          3.4          3.7          2.6          3.1     --  (3)

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(1)  Interest  expense of  majority-owned subsidiary  not consolidated  in 1990,
     1991 and the first half of 1992.

(2) A portion of the securities being registered will be used to reduce outstanding commercial paper of COMSAT. See "Use of Proceeds". This refinancing would reduce the ratios of earnings to fixed charges for the year ended December 31, 1994 and for the quarter ended March 31, 1995 on a pro forma basis by less than ten percent.

(3) 1990 earnings were inadequate to cover fixed charges, as such terms are defined in Item 503(d) of Regulation S-K, with a coverage deficiency of $23,726,000. However, 1990 earnings include a $97,576,000 nonrecurring charge related to the restructuring of the video entertainment business unit.
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